Exhibit (d)(13)

INNOVATOR ETFS® TRUST

SUB-ADVISER

INTERIM INVESTMENT ADVISORY AGREEMENT

THIS INTERIM INVESTMENT ADVISORY AGREEMENT, dated and effective as of the 1st day of April, 2026, is made and entered into by and among Innovator Capital Management, LLC, a Delaware limited liability company (the “Investment Adviser”), Innovator ETFs® Trust (formerly, Academy Funds Trust), a Delaware Statutory Trust (the “Trust”), and Gradient Investments, LLC, a Delaware limited liability company (the “Sub-Adviser”).

WITNESSETH

WHEREAS, the Trust is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Investment Adviser and the Sub-Adviser are registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and are engaged in the business of providing investment advisory and related services to certain investment companies and other clients; and

WHEREAS, the Investment Adviser is the investment adviser to the Trust pursuant to an investment advisory agreement with the Trust (the “Investment Advisory Agreement”); and

WHEREAS, the Trust and the Investment Adviser have retained the Sub-Adviser to furnish investment advisory services for the Fund’s investment portfolio pursuant to an Investment Sub-Advisory Agreement dated September 13, 2022 (the “Sub-Advisory Agreement”);

WHEREAS, the Investment Adviser has entered into a membership interest purchase agreement pursuant to which GSAM Holding, LLC will acquire substantially all of the membership interests of the Investment Adviser (the “Transaction”) for certain compensation;

WHEREAS, the consummation of the Transaction may operate as an “assignment” of the Sub-Advisory Agreement pursuant to Section 12 thereof;

WHEREAS, the Investment Adviser and the Board of Trustees of the Trust (the “Board”) desire to retain the Sub-Adviser to render investment advisory services to the investment portfolios of the Trust listed on Schedule A, as amended from time to time (each, a “Fund” and together, the “Funds”), in a manner and on the terms hereinafter set forth;

WHEREAS, the Trust, on behalf of the Funds, the Investment Adviser and the Sub- Adviser desire to enter into this agreement (the “Agreement”) pursuant to Rule 15a-4 under the 1940 Act, under which the Sub-Adviser, will furnish certain investment advisory services for the Fund upon the terms and conditions hereafter set forth.

NOW, THEREFORE, in consideration of the promises and the mutual undertakings set forth in this Agreement, the parties covenant and agree as follows:

1.         Appointment. The Investment Adviser and the Trust hereby appoint the Sub-Adviser to provide certain sub-advisory services to the Funds subject to the supervision of the Investment Adviser and the Board, and in accordance with the terms and conditions of this Agreement. The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust or the Investment Adviser in any way or otherwise be deemed an agent of the Trust or the Investment Adviser except as expressly authorized in this Agreement or another writing by the Trust, the Investment Adviser and the Sub-Adviser. The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.         Structure. This Agreement contemplates future execution by the Trust, Investment Adviser and Sub-Adviser of one more statements of work relating to the Funds (each such statement of work, an “SOW” and collectively, the “SOWs”). Each SOW shall be effective when executed by an authorized representative of each of the Trust, the Investment Adviser and the Sub-Adviser. The terms of this Agreement shall be deemed to be incorporated into each SOW and the terms and conditions set forth in this Agreement shall govern Sub-Adviser’s provision of Services under a SOW, except for provisions in this Agreement that are specifically excluded or modified in such SOW, which shall include a reference to the applicable section in this Agreement being excluded or modified; provided, however, that such exclusion or modification shall only be applicable to such SOW.

3.         Services. As a sub-adviser to the Funds, the Sub-Adviser will furnish an investment program (unless otherwise delegated by the Investment Adviser to another Sub-Adviser) and manage the investment and reinvestment of that portion of the assets of each Fund allocated to the Sub-Adviser by the Investment Adviser (the “Sub-Advised Assets”) and determine the composition of such assets, subject always to the supervision of the Investment Adviser and the Board. The Sub-Adviser is responsible for advising the Fund, the Adviser and any other sub-adviser to the Fund on the underlying strategy that informs the Fund’s investment strategy for the Sub-Advised Assets, including the portfolio composition and constituents, underlying the Sub-Advised Assets. As part of, or associated with, the services provided hereunder the Sub-Adviser will:

a.       Take whatever steps necessary to implement the investment program of the Funds with respect to the Sub-Advised Assets by the purchase and sale of securities and other investments on behalf of the Funds. The Sub-Adviser will provide, at its own expense, all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and all administrative facilities, including bookkeeping, clerical personnel and equipment, necessary for the efficient conduct of its duties under this Agreement. The Investment Adviser will provide the Sub-Adviser with reasonable advance notice of any change in a Fund’s investment objectives, policies and restrictions as stated in each Fund’s Prospectus and Statement of Additional Information (together, the “Registration Statement”). Provided the Sub-Adviser has received prompt notice of the effectiveness of such changes from the Trust or the Investment Adviser, the Sub-Adviser shall maintain and adhere to an investment policy reviewed and approved by the Investment Adviser and provide Investment Adviser with notice of any material changes to its ability to implement such investment policy. The Sub-Adviser shall also provide advisory support and continuing education on the investment strategy to the Fund, Advisor and any other sub-adviser of the Fund as it relates to the Sub-Advised Assets.

b.       Comply with the provisions of the Trust’s Declaration of Trust and By-Laws, as amended from time to time, all relevant disclosures in each Fund’s Registration Statement (including, without limitation, each Fund’s stated objectives, policies, strategies, risks, restrictions, results, fees, trading policies and costs, potential conflicts, valuation and description of management), as may be amended from time to time, and any other written policies and restrictions as are communicated to it by the Investment Adviser. The Sub-Adviser shall be responsible for reviewing each Fund’s Registration Statement to confirm that there is no material misstatement or omission in the disclosures therein relating to the Sub-Adviser or to the services provided by Sub-Adviser to the Funds from time to time; the Investment Adviser shall be responsible for ensuring that the Sub-Adviser is provided with a copy of each Registration Statement and any other relevant materials with reasonable advance notice prior to filing.

c.       Comply with, the provisions of (i) the 1940 Act, (ii) the Advisers Act, (iii) the Internal Revenue Code of 1986, as amended (the “Code”), (iv) the Commodity Exchange Act (the “CEA”) and (v) all other applicable state and federal securities and other laws.

d.       Monitor the performance of the Sub-Advised Assets on a continuous basis and conduct a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of the Sub-Advised Assets.

e.       Prepare and maintain such books and records with respect to the Sub-Advised Assets and securities transactions with respect to such assets as required by the Trust’s compliance policies and procedures and by applicable laws, including but not limited to the 1940 Act, the Advisers Act and the CEA.

f.        Furnish the Investment Adviser, the Trust’s chief compliance officer and the Board such periodic reports, special reports and certifications as the Investment Adviser and the Sub-Adviser may mutually agree. Without limiting the generality of the foregoing, these reports will include information sufficient for the Investment Adviser to perform periodic tests of the Funds’ compliance with applicable laws and regulations, applicable accounting regulations and standards, and Sub-Chapter M and, to the extent applicable, Section 817 of the Code. The Sub-Adviser will provide the Investment Adviser and the Board with financial and profitability information, as well as fee schedules for other registered investment company clients and other information reasonably required to assist the Board in reviewing the terms of Sub-Adviser’s contract in accordance with applicable laws and regulations then in effect. The parties agree that the information described in this subsection will be prepared solely for the use and benefit of the Investment Adviser and the Board in accordance with statutory and regulatory requirements. Sub-Adviser recognizes that materials it delivers to the Investment Adviser and the Board may be public records subject to disclosure to third parties, however, Sub-Adviser does not intend to benefit and assumes no duty or liability to any third parties who receive Sub-Adviser’s work and may include disclaimer language on its work product so stating. To the extent that Sub-Adviser’s work is not subject to public disclosure, Investment Adviser agrees that it shall not disclose Sub-Adviser’s work product to third parties without Sub-Adviser’s prior written consent; provided, however, that the Investment Adviser, the Board, and the Fund may distribute Sub-Adviser’s work to (i) professional service providers who are subject to a duty of confidentiality and who agree to not use Sub-Adviser’s work product for any purpose other than to provide services to the Investment Adviser, the Board, or the Fund, or (ii) any applicable regulatory or governmental agency, as required.

g.       Report regularly to the Investment Adviser and the Board as reasonably agreed between the Investment Adviser and the Sub-Adviser and make appropriate persons available for the purpose of reviewing with representatives of the Investment Adviser and the Board on a regular basis, at reasonable times agreed to by the Investment Adviser and the Sub-Adviser, the management of the Funds, including, without limitation, review of the general investment strategies of the Funds, the performance of the Funds and the performance and investments of the Sub-Advised Assets.

h.       Provide periodic performance analysis and market commentary with respect to the Sub-Advised Assets, if requested, to the Investment Adviser and the Board.

i.       As may be requested by the Investment Adviser, the Trust’s chief compliance officer and/or the Board, provide pricing information to the Trust and the Investment Adviser with respect to the Sub-Advised Assets to assist the Trust in making determinations of the fair value of the Sub-Advised Assets when market quotations are not readily available for the purpose of calculating a Fund’s net asset value in accordance with the procedures and methods established for the Funds, if such information is reasonably available to the Sub-Adviser. If the Sub-Adviser believes a valuation provided by a pricing service for an investment it has purchased for a Fund is materially inaccurate or is not indicative of the value of the investment, the Sub-Adviser will promptly notify the Investment Adviser. The Investment Adviser acknowledges that the Trust’s Board, with the assistance of the Investment Adviser (and not Sub-Adviser) is responsible for pricing the Funds’ investments and the Funds’ daily net asset value. However, Sub-Adviser agrees, as may be requested by the Investment Adviser, the Trust’s chief compliance officer and/or the Board, to support the duties of the Trust’s valuation committee (as the Board’s valuation designee), including but not limited to the participation by certain designated individuals of the Sub-Adviser on that committee.

j.        Maintain a Code of Ethics which shall comply in all material respects with Rule 17j-1 under the 1940 Act. The Sub-Adviser, on its own behalf, and with respect to its Access Persons (as defined in Rule 17j-1), agrees to observe and comply with Rule 17j-1 and its Code of Ethics, as the same may be amended from time to time. On at least an annual basis, the Sub-Adviser will comply with the reporting requirements of Rule 17j-l, which include (i) certifying to the Investment Adviser and the Trust that the Sub-Adviser and its Access Persons have complied with the Sub-Adviser’s Code of Ethics with respect to the Sub-Advised Assets and (ii) identifying any violations of such Code of Ethics which have occurred with respect to the Sub-Advised Assets.

k.       Maintain, implement and evaluate the effectiveness of written policies and procedures, as required by Rule 206(4)-7 under the Advisers Act, which are reasonably designed to prevent violations of the Advisers Act by the Sub-Adviser, its employees, officers and agents. The Sub-Adviser has provided the Investment Adviser with a true and complete copy of its compliance policies and procedures for compliance with “federal securities laws” (as such term is defined under Rule 38a-1 of the 1940 Act) and Rule 206(4)-7 of the Advisers Act (the “Sub-Adviser Compliance Policies”), and as may be required under the exchange-listing requirements of an exchange where one or more of the Funds are listed. The Sub-Adviser’s chief compliance officer (“Sub-Adviser CCO”) shall provide to the Trust’s chief compliance officer or his or her delegate promptly (and in no event more than 10 business days) the following:

i.	a report of any material changes to the Sub-Adviser Compliance Policies;

ii.	a report of any “material compliance matters,” as defined by Rule 38a-1 under the 1940 Act and Rule 206(4)-7 under the Advisers Act, that have occurred in connection with the Sub-Adviser Compliance Policies;

iii.	a copy of the Sub-Adviser CCO’s report with respect to the annual review of the Sub-Adviser Compliance Policies pursuant to Rule 206(4)-7 under the Advisers Act; and

iv.	an annual (or more frequently as the Trust may request) certification regarding the Sub-Adviser’s compliance with Rule 206(4)-7 under the Advisers Act and Section 38a-1 of the 1940 Act as well as the for going sub-paragraphs (i) - (iii).

l.        Furnish the Investment Adviser, the Trust’s chief compliance officer and the Board such information as is necessary and/or as may be requested by the Investment Adviser, the Trust’s chief compliance officer and/or the Board, to monitor and report under a Fund’s derivative risk management program (“DRMP”) pursuant to Rule 18f-4 of the 1940 Act. If determined by the Board and the Trust, the Sub-Adviser will make appropriate personnel available to serve on the Trust’s derivatives risk management committee with respect to any such Fund.

m.      Maintain, implement and evaluate the effectiveness of written policies and procedures, as may be required by Rule 6c-11 (the “ETF Rule”), including a set of written basket management policies and procedures consistent with the Trust’s policies and procedures for same. The Sub-Adviser will also furnish the Investment Adviser, the Trust’s chief compliance officer and the Board such information as requested for purposes of monitoring and reporting under the ETF Rule.

n.       Unless otherwise approved by the Investment Adviser and the Board of Trustees, the Sub-Adviser shall have no authority to select futures commission merchants (“FCMs”) and brokers or dealers (“Brokers”), open accounts with such FCMs and Brokers on behalf of the Funds, place orders for the investment and reinvestment of the Sub-Advised Assets through such FCMs and Brokers selected and approved by the Investment Adviser, or assist in the negotiation of commissions on such orders (collectively, “brokerage transactions”). To the extent the Investment Adviser and the Board of Trustees grant the Sub-Adviser such authority in the future, the Sub-Adviser is authorized to select the Brokers that will execute the purchases and sales of portfolio investments for the Funds, and is directed to use its commercially reasonable efforts to obtain best execution, which includes most favorable net results and execution of a Fund’s orders, taking into account all appropriate factors, including price, dealer spread or commission, size and difficulty of the transaction and research or other services provided. Subject to approval by the Board of Trustees and compliance with the policies and procedures adopted by the Board of Trustees for the Funds and to the extent permitted by and in conformance with applicable law (including Rule 17e-1 under the 1940 Act), the Sub-Adviser may select Brokers affiliated with the Sub-Adviser. The Sub-Adviser will seek to place brokerage transactions for the Funds in accordance with the Funds’ policies and practices. The Investment Adviser understands that, in directing the use of a particular FCM or Broker for all or a portion of the trades executed in the Funds’ account, with respect to the percentage of trades effected by such direction:

•	the Sub-Adviser will not have authority to negotiate commissions among various FCMs or Brokers on a trade-by-trade basis;

•	the Sub-Adviser will not have authority to obtain volume discounts from FCMs or Brokers on behalf of the Funds, and

•	the Sub-Adviser’s obligation to seek best execution will be limited to the terms of the trades it enters into with the designated FCM or Broker.

In addition, a disparity in commission charges may exist between the commissions charged to the Funds for such trades and those charged to Sub-Adviser’s other clients.

If the Sub-Adviser becomes aware, from a reasonably credible source, of a potential problem with a Broker or FCM, its related parties or their associated controls (such as financial or liquidity problems or failure to appropriately segregate client assets) that, if true, could adversely affect any Fund, the Sub-Adviser shall promptly, and in any case within twenty-four (24) hours, notify the Investment Adviser of the nature of such potential problem. All securities and other property purchased or sold for the Funds shall remain in the direct or indirect custody of the Trust’s custodian.

o.       On occasions when the Sub-Adviser deems the purchase or sale of a security or other investment to be in the best interest of a Fund as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent applicable to the Sub-Adviser and as permitted by applicable law and regulations may, but shall be under no obligation to, aggregate the securities or other investments to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities or other investments so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and its other clients. The Sub-Adviser shall maintain policies and procedures that are reasonably designed to fairly allocate and sequence trades among the Funds and its other clients and will provide the Investment Adviser with a copy of such policies and procedures and any material amendments thereto. The Sub-Adviser will not arrange purchases or sales of securities between a Fund and other accounts advised by the Sub-Adviser or its affiliates unless (a) such purchases or sales are in accordance with applicable law (including Rule 17a-7 under the 1940 Act) and the Fund’s policies and procedures, (b) the Sub-Adviser determines the purchase or sale is in the best interests of the Fund, and (c) the Board of Trustees has approved these types of transactions.

p.      To the extent applicable to the Sub-Adviser, on each business day provide to the Funds’ custodian, accounting agent and Investment Adviser information relating to all transactions concerning each Fund’s Sub-Advised Assets and any such additional information with respect to such assets that is reasonably requested by the Investment Adviser.

q.       Cooperate with and provide reasonable assistance to the Board, the Investment Adviser, the Funds’ custodian and foreign sub-custodians, the Funds’ transfer agent, accounting agent, pricing agent independent auditors, collateral managers, FCMs and all other agents and representatives of the Trust or the Investment Adviser, and provide such information with respect to the Funds as any of them may reasonably request from time to time in the performance of their obligations to the Funds and the Investment Adviser, provide prompt responses to reasonable requests made by such persons and establish appropriate interfaces with each so as to promote the efficient exchange of information.

r.        Not consult with any third party, including any other sub-adviser to a Fund or any other sub-adviser to any other portfolio of the Trust or to any other investment company or investment company series for which the Investment Adviser serves as its investment adviser, regarding transactions for any Fund in securities and other assets, unless necessary to effect such transactions.

s.       Maintain insurance coverages as may be required by applicable law or as agreed upon by the Sub-Adviser and the Investment Adviser in light of the Sub-Adviser’s obligations under this Agreement.

t.       Be responsible for the maintenance and repair of any tool provided by the Sub-Adviser to the Investment Adviser to transmit portfolio level information to the Sub-Adviser for use with the services provided under this Agreement.

u.       Not take into account the investment of any other clients of the Sub-Adviser in the Funds when establishing pricing of services provided to such client.

v.      Will, to the extent the Fund is relying on an exemptive order, an amendment thereto, no-action assurances, or other relief, rule or regulation permitting, in general terms, the Fund to hire one or more sub-advisers or amend a sub-advisory agreement without shareholder approval, comply with any terms and conditions provided in such exemptive order, amendment thereto, no-action assurances, or other relief, rule or regulation applicable to it, so long as the Sub-Adviser has been promptly notified of such reliance and has been provided a copy of such exemptive order, amendment thereto, no action assurances or other relief, rule or regulation.

Unless otherwise agreed by the parties, Investment Adviser shall be responsible for: (i) directing the manner in which proxies solicited by issuers of securities held in each Fund shall be voted and (ii) for making elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings and other types of events pertaining to Fund assets. Unless otherwise agreed by the parties, Sub-Adviser shall not be responsible for: (i) directing the manner in which proxies solicited by issuers of securities held in each Fund shall be voted; or (ii) making elections relative to any mergers, acquisitions, tender offers, bankruptcy proceedings or other type events pertaining to Fund assets. If Sub-Adviser agrees to perform any of the services described in the preceding sentence, Investment Adviser shall instruct Fund custodians to forward to Sub-Adviser copies of all proxies and shareholder communications relating to Fund assets in a Fund.

4.         Compensation. The Investment Adviser will pay the Sub-Adviser a sub-advisory fee with respect to the Funds on or before the tenth day of each month at the annual rate specified in Schedule B to this Agreement, as compensation for services rendered by the Sub-Adviser during the preceding month. Such fees shall be accrued daily and the daily rate shall be computed based on the actual number of days per year. For purposes hereof, the net assets of the Funds shall be determined in the manner set forth in the Trust’s Declaration of Trust and Registration Statement on file with the United States Securities and Exchange Commission on Form N-1A. The Investment Adviser shall be solely responsible for paying any sub-advisory fees due and owing the Sub-Adviser and neither the Trust nor any Fund nor any other potential sub-adviser, shall incur any liability for any such sub-advisory fees. The compensation accrued hereunder will be held in an interest-bearing escrow account with the custodian for the Fund(s) or another bank (as defined in the 1940 Act) designated by such Fund(s). If a new investment advisory agreement (the “New Advisory Agreement”) with the Adviser for the Fund is approved by the vote of a majority of the outstanding voting securities of the Fund by the end of the 150-day term of this Agreement, the amount in the escrow account (including the interest earned) will be paid to the Sub-Adviser. If a majority of the outstanding voting securities of the Fund does not approve the New Advisory Agreement with the within the 150-day period, the Sub-Adviser will be paid, out of the escrow account, the lesser of: (i) any costs incurred by the Sub-Adviser in performing this Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account (plus interest earned).

Expenses. During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, including, but not limited to (a) expenses of all necessary investment and management facilities and investment personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and (b) expenses of administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the Sub-Adviser’s duties under this Agreement. The Sub-Adviser shall not be responsible for the Trust’s or the Funds’ expenses, including, but not limited to, the cost of securities, commodities and other investments purchased for a Fund and any losses incurred therewith, brokerage commissions and other transaction charges incurred in connection with such investments, and expenses of custody of such investments. The Sub-Adviser agrees to bear any and all costs and expenses arising in connection with any actual, proposed, expected or possible assignment of this Agreement (even if a proposed, expected or possible assignment ultimately does not take place). For the avoidance of doubt, without limiting the immediately preceding sentence, if there is a termination (or possible or anticipated termination) of this Agreement as a result of an assignment (or possible or anticipated assignment), then the Sub-Adviser shall bear, without limitation, (i) the expenses and costs incurred in connection with preparing, printing, filing and mailing an information statement or proxy statement, as applicable and (ii) if relevant, solicitation and other costs associated with the use of a proxy statement. The preceding two sentences, however, shall not apply in the event of an assignment or proposed assignment by the Investment Adviser, including any termination of this Agreement that results from an assignment of the Investment Advisory Agreement or this Agreement, in each case, arising from a change in control of the Investment Adviser.

Except as set forth in this Agreement to the contrary, neither the Investment Adviser, the Sub-Adviser, nor the Trust shall be responsible for any other party’s expenses.

5.         Arrangements. The Sub-Adviser may from time to time employ or associate with itself any person it believes to be particularly fitted to assist it in providing the services to be performed by the Sub-Adviser hereunder, provided that no such person shall perform any services with respect to the Funds which would constitute an assignment of this Agreement or require a written advisory agreement pursuant to the 1940 Act. Any compensation payable to such persons shall be the sole responsibility of the Sub-Adviser, and neither the Trust, the Funds nor the Investment Adviser shall have any obligations with respect thereto. Sub-Adviser shall notify the Investment Adviser and the Trust prior to engaging any third party to perform any portion of the services of the Sub-Adviser under this Agreement; provided, subject to Section 11 of this Agreement that Sub-Adviser may provide certain key advisory services hereunder through any wholly-owned subsidiary of the Sub-Adviser or affiliated entity under common control with the Sub-Adviser with prior disclosure and written notification to the Investment Adviser and the Trust describing such engagement; provided further that Sub-Adviser shall remain fully responsible for all services provided for the sub-Adviser under this Agreement by any such third party or subsidiary.

6.         Services to Others. The services of the Sub-Adviser to the Funds and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities.

7.         Information Concerning the Sub-Adviser. The Sub-Adviser will inform the Investment Adviser promptly of (a) any material changes in portfolio managers responsible for the assets managed by the Sub-Adviser on behalf of the Funds, (b) the departure from the Sub-Adviser’s employ of any of the persons identified as “Key Personnel” or the incapacity of any such person to perform their work functions at a reasonable level for a period in excess of thirty (30) days (any such departure or incapacity, a “Key Personnel Departure”), (c) any proposed changes in the ownership or management of the Sub-Adviser, (d) any proposed material changes in the ownership of the Sub-Adviser’s direct or indirect parent companies, (e) any proposed changes in the control of the Sub-Adviser, (f) the Sub-Adviser’s failure to maintain its registration as an investment adviser under the Advisers Act, (g) any material compliance matters (as defined in Rule 38a-1 under the 1940 Act including the Advisers Act and, as applicable, Regulation Best Interest) with respect to the Sub-Adviser and any material changes to the Sub-Adviser’s policies and procedures related to its activities pursuant to this Agreement, including compliance and investment policies and procedures, (h) service upon the Sub-Adviser, or other receipt, of notice of any action, suit, proceeding, inquiry or investigation before any court, governmental entity, public board, or body involving the affairs of the Trust, the Funds, the Investment Adviser or the Sub-Adviser, (i) the initiation of any litigation, or threatened litigation, that could materially impair Sub-Adviser’s ability to perform its obligations under this Agreement or have a material impact on the reputation or operations of the Sub-Adviser, (j) the initiation of any investigation, examination or request of the Sub-Adviser by regulators of competent jurisdiction or (k) any other actions or circumstances that could materially impair the Sub-Adviser’s ability to perform its obligations under this Agreement or prevent the lawful offer or sale of shares of any of the Funds. The Sub-Adviser shall further notify the Investment Adviser promptly upon detection of any material error in connection with its management of the Sub-Advised Assets, including but not limited to any trade errors. In the event of a material error, the Sub-Adviser shall also provide a memorandum to the Investment Adviser that sufficiently describes any such error and the action to be taken to prevent future occurrences of such error or, alternatively, a statement that the Sub-Adviser has reviewed the relevant controls, and has determined those controls are reasonably designed to prevent additional errors in the future (and, to the extent relevant, that such controls are reasonably designed to prevent violations of the federal securities laws), and as such no further action is required. Further, the Sub-Adviser shall provide access to the Investment Adviser and the Trust, or their agents, to all documents and information related to any error, its analysis and correction, and the correction of all errors impacting the applicable Fund must be corrected to the satisfaction of the Investment Adviser and the Trust.

8.         Regulation. The Sub-Adviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports, or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

9.         Records. The records relating to the services provided by the Sub-Adviser under this Agreement shall be the property of the Trust and shall be under its control; however, the Trust shall furnish to the Sub-Adviser such records and permit the Sub-Adviser to retain such records (either in original or in duplicate form) as the Sub-Adviser shall reasonably require in order to carry out its duties. In the event of the termination of this Agreement, any such records in the possession or control of the Sub-Adviser shall promptly be returned to the Trust by the Sub-Adviser, free from any claim or retention of rights therein. The Investment Adviser will endeavor to give the Sub-Adviser adequate notice of a need to obtain any such records; however, in the event of a ‘surprise’ regulatory examination of the Trust or the Investment Adviser, the Sub-Adviser will make all requested records available at the Investment Adviser’s place of business within two (2) days of such request.

10.       Confidential Information. Each party agrees on its behalf and on behalf of its affiliates that it shall exercise the same care that it uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of each other party’s confidential and proprietary information. Each party further agrees that it will restrict access to each other party’s confidential and proprietary information to those employees, board members and other service providers or agents of such party who will use the information for purposes of providing the services contemplated in this Agreement. Each party (the “disclosing party”) will disclose such information of any other party to any other person (the “receiving party”) only if the other party has authorized such disclosure or such disclosure is expressly required or requested by applicable federal or state regulatory authorities or other provisions of law. The foregoing shall not prevent a disclosing party from disclosing information to a receiving party that (a) has previously become or is generally known, unless it has become generally known through a breach of this Agreement or (to the knowledge of the disclosing party) a similar confidentiality or non-disclosure agreement; (b) was already rightfully known to the receiving party prior to being disclosed by or obtained from the disclosing party as evidenced by written records kept in the ordinary course of business of or by proof of actual use by the receiving party; (c) has been or is hereafter rightfully received by the receiving party from a third person without restriction or disclosure and without breach of a duty of confidentiality to the other party; or (d) has been independently developed by the receiving party without access to confidential or proprietary information of the other party. It will be presumed that any confidential and proprietary information in a receiving party’s possession is not within exceptions (b), (c) or (d) above, and the burden will be upon the receiving party to prove otherwise by records and documentation. Sub-Adviser agrees that (i) any third party or subsidiary that provides services pursuant to Section 5 of this Agreement shall be subject to these confidentiality provisions and be provided with only the confidential and proprietary information necessary for it to perform such services and

(ii) Sub-Adviser will remain responsible for the breach of this provision by such third party or subsidiary.

11.       Liability and Indemnity.

a.       The Sub-Adviser. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Sub-Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Investment Adviser or the Trust as a result of any error of judgment or mistake of law by the Sub-Adviser with respect to a Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Sub-Adviser for, and the Sub-Adviser shall indemnify and hold harmless the Trust, the Investment Adviser, all affiliated persons thereof and all controlling persons thereof (as described in Section 15 of the Securities Act of 1933) (collectively, the “Investment Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Investment Adviser Indemnitees may become subject under the Securities Act of 1933, the 1940 Act, the Advisers Act, the CEA or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Sub-Adviser in the performance of any of its duties or obligations under this Agreement or (b) any untrue statement of a material fact contained in a Fund’s Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to a Fund, or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished in writing to the Investment Adviser or the Trust by a Sub-Adviser Indemnitee (as defined below) for use therein. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that any party may have under any such laws.

If indemnification is sought pursuant to this Section 11a, then the Investment Adviser Indemnitees shall promptly notify the Sub-Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Sub-Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Sub-Adviser shall not relieve the Sub-Adviser from any liability that it may otherwise have to the Investment Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Sub-Adviser or the Investment Adviser Indemnitees with respect to such claim. The Investment Adviser Indemnitees shall in no case confess any claim or make any compromise in any case in which the Sub-Adviser may be required to indemnify it except with the Sub-Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Upon request and at the Sub-Adviser’s expense, the Sub-Adviser shall provide reasonable assistance to the Investment Adviser Indemnitees so that the Investment Adviser Indemnitees can defend against such claim, action or proceeding.

b.       The Investment Adviser and Trust. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Investment Adviser and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Sub-Adviser as a result of any error of judgment or mistake of law by the Investment Adviser with respect to a Fund, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Investment Adviser for, and the Investment Adviser shall indemnify and hold harmless the Sub-Adviser, all affiliated persons thereof and all controlling persons thereof (as described in Section 15 of the Securities Act of 1933) (collectively, the “Sub-Adviser Indemnitees”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Sub-Adviser Indemnitees may become subject under the Securities Act of 1933, the 1940 Act, the Advisers Act, the CEA or under any other statute, at common law or otherwise arising out of or based on (a) any willful misconduct, bad faith, reckless disregard or gross negligence of the Investment Adviser in the performance of any of its duties or obligations under this Agreement or (b) any untrue statement of a material fact contained in a Fund’s Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to a Fund, or the omission to state therein a material fact known to the Investment Adviser which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished in writing to the Investment Adviser or the Trust by a Sub-Adviser Indemnitee for use therein. Federal and state securities laws impose liabilities under certain circumstances on persons who act in good faith, and nothing in this Agreement shall in any way constitute a waiver or limitation of any rights that any party may have under any such laws.

If indemnification is sought pursuant to this Section 11b, then the Sub-Adviser Indemnitees shall promptly notify the Investment Adviser of the assertion of any claim or the commencement of any action or proceeding in respect thereof and will keep the Investment Adviser advised with respect to all developments concerning such claim, action or proceeding; however, the failure so to notify the Investment Adviser shall not relieve the Investment Adviser from any liability that it may otherwise have to the Sub-Adviser Indemnitees provided such failure does not affect in a material adverse manner the position of the Investment Adviser or the Sub-Adviser Indemnitees with respect to such claim. Following such notification, the Investment Adviser may elect in writing to assume the defense of such action or proceeding, provided that the Investment Adviser shall not be entitled to assume the defense if a conflict exists, including that the indemnification claim is outside the scope of this indemnification provision. Upon such election, it shall not be liable for any legal costs incurred by the Sub-Adviser Indemnitees (other than reasonable costs of investigation previously incurred) in connection therewith, unless (i) the Investment Adviser has failed to provide counsel reasonably satisfactory to the Sub-Adviser Indemnitees in a timely manner or (ii) counsel provided by the Investment Adviser reasonably determines that its representation of the Sub-Adviser Indemnitees would present it with a conflict of interest. Notwithstanding the foregoing, the Sub-Adviser Indemnitees shall be entitled to employ separate counsel at their own expense and, in such even, the Sub-Adviser Indemnitees may participate in such defense as it deems necessary. The Investment Adviser shall in no case confess any claim or make any compromise in any case in which the Sub-Adviser may be required to admit fault· or wrongdoing except with the Sub-Adviser’s prior written consent, which shall not be unreasonably withheld, condition or delayed. Upon request and at the Sub-Adviser’s expense, the Sub-Adviser shall provide reasonable assistance to the Investment Adviser so that the Investment Adviser can defend against such claim, action or proceeding. If the Investment Adviser does not elect to assume the defense of such action or proceeding, (i) the Sub-Adviser Indemnitees shall in no case confess any claim or make any compromise in any case in which the Investment Adviser may be required to indemnify it except with the Investment Adviser’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and (ii) upon request and at the Investment Adviser’s expense, the Investment Adviser shall provide reasonable assistance to the Sub-Adviser Indemnitees so that the Sub-Adviser Indemnitees can defend against such claim, action or proceeding.

12.       Term and Termination. This Agreement shall become effective upon the consummation of the Transaction if the New Advisory Agreement applicable to the Fund(s) are not approved by the majority of the outstanding voting securities of such Fund (the “Effective Date”), and shall remain in full force for: (i) 150 days following the Effective Date; (ii) until a vote of a majority of the outstanding voting securities of such Fund shall approve the New Advisory Agreement with the Adviser and such New Sub-Advisory Agreement is executed and effective; or (iii) unless sooner terminated as hereinafter provided, whichever occurs first.

This Agreement may be terminated at any time with respect to any Fund, without payment of any penalty:

a.       by the Investment Adviser, the Board or the Sub-Adviser upon ten (10) calendar days’ written notice to the other party;

b.      vote of a majority of the outstanding voting securities of such Fund, on ten (10) calendar days’ written notice to the Sub-Adviser;

c.       by any party hereto upon written notice to each of the other parties of a breach of any provision of this Agreement by any other party if the breach is not cured within thirty (30) days of notice of the breach;

d.       immediately by Investment Adviser or the Trust upon any Key Personnel Departure; and

e.       immediately upon the termination of the Investment Advisory Agreement.

This Agreement shall not be assignable by any party hereto. In the event of its assignment, this Agreement shall automatically terminate forthwith.

The parties hereto agree to cooperate and give reasonable assistance to one another in effecting an orderly transition of the services contemplated in this Agreement upon any termination of this Agreement.

13.       Use of Names. The Trust and the Investment Adviser acknowledge that the Sub-Adviser or its affiliates own all right, title and interest in and to the name, trademark and service marks “Gradient” and own (or will own prior to use) all other tradenames, trademarks and service marks that may be used by the Sub-Adviser in performing its obligations under this Agreement (collectively the “Gradient Licensed Marks”). The Sub-Adviser hereby grants to the Investment Adviser and the Trust and their affiliates a non-exclusive, royalty-free, worldwide license to use the Gradient Licensed Marks in connection with the business operations of the Trust and their performance of services contemplated under this Agreement, subject to the terms and conditions set forth in this Agreement. In addition, the Investment Adviser and the Trust may refer in advertising and promotional materials to the identity of the Sub-Adviser and the services provided by the Sub-Adviser to the Investment Adviser and the Funds, which references shall not differ in substance from those included in any Fund’s Registration Statement and this Agreement, with the prior permission of Sub-Adviser, which shall not be unreasonably withheld. The Investment Adviser shall submit to the Sub-Adviser for its review and approval all such public informational materials relating to the Funds that refer to any registered mark or logo or other proprietary designation of the Sub-Adviser. Approval shall not be unreasonably withheld by the Investment Adviser and notice of approval or disapproval will be provided promptly by the Sub-Adviser and in any event within ten (10) business days of receipt of such material by the Sub-Adviser; if the Sub-Adviser has not objected to such use within such period, it will be deemed to have approved such use. Upon termination of this Agreement, the Trust and the Investment Adviser shall cease to use such registered marks, logos or other proprietary designations of the Sub-Adviser and the license contained herein shall terminate.

The Trust and the Sub-Adviser acknowledge that the Investment Adviser or its affiliates own all right, title and interest in and to the name, trademark and service marks and own (or will own prior to use) all other tradenames, trademarks and service marks that may be used by the Investment Adviser in performing its obligations under this Agreement (collectively the “Investment Adviser Licensed Marks”). The Investment Adviser hereby grants to the Sub-Adviser and its affiliates a non-exclusive, royalty-free, worldwide license to use the Investment Adviser Licensed Marks in connection with Sub-Adviser’s performance of the services contemplated under this Agreement, subject to the terms and conditions set forth in this Agreement. The Sub-Adviser shall submit to the Investment Adviser for its review all such public informational materials relating to the Funds, the Investment Adviser or the services provided by the Sub-Adviser under this Agreement or that refer to any registered mark or logo or other proprietary designation of the Investment Adviser or the Trust. Approval shall not be unreasonably withheld by the Investment Adviser and notice of approval or disapproval will be provided promptly and in any event within ten (10) business days of receipt of such material by the Investment Adviser; if the Investment Adviser has not objected to such use within such period, it will be deemed to have approved such use. Upon termination of this Agreement, the Sub-Adviser shall cease to use such registered marks, logos or other proprietary designations of the Investment Adviser and the Trust and the license contained herein shall terminate.

Notwithstanding the foregoing, the approval of a party shall not be required for the use of its name by any other party which (a) merely refers in accurate or factual terms to the name of such party in connection with its role with respect to the Trust or the Fund, or (b) is required by any regulatory, governmental or judicial authority.

14. Representations and Warranties. Each party represents and warrants to the others that: (a) it is duly organized, validly existing, and in good standing under the laws of the state of its organization and has full power, authority, and legal right to execute, deliver, and perform its duties and comply with its obligations under this Agreement; and (b) there are no actions, suits or proceedings by or before any court, administrative panel or other governmental authority pending, or to its knowledge threatened, against it which could reasonably be expected to materially impair its ability to carry out the terms of this Agreement. Each of the Investment Adviser and Sub-Adviser represents and warrants to the other parties that: (c) it is duly registered as an investment adviser under the Advisers Act and will remain duly registered as an investment adviser under all applicable federal and state securities laws; (d) it shall perform its obligations hereunder in accordance with the 1940 Act and all other applicable laws; (e) it is not disqualified pursuant to Section 9(a) of the 1940 Act to be an investment adviser to investment companies registered under the 1940 Act; and (f) the Form ADV Part 1, Part 2A, 2B and Form CRS provided by such party to the others is a true and complete copy of the form, including that part or parts of the Form ADV filed with the SEC, that part or parts maintained in the records of such party, and/or that part or parts provided or offered to clients, in each case as required under the Advisers Act and rules thereunder, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Sub-Adviser further represents and warrants that it is duly registered as a commodity trading adviser under the CEA, will remain duly registered as a commodity trading adviser under all applicable federal and state securities laws, and will perform its obligations in accordance with the CEA and rules and regulations promulgated thereunder.

15.       Arbitration. In the event of any dispute arising out of or relating to this Agreement, the parties agree that the dispute will be resolved by final and binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration shall take place before a panel of three arbitrators in New York, New York and shall be governed by the internal laws of the State of New York. Within 30 days after the commencement of the arbitration, each party shall designate in writing a single independent arbitrator. The two arbitrators designated by the parties shall then select a third arbitrator. Each arbitrator shall have a background in either investment advisory services, actuarial science or law. The arbitrators shall have the authority to permit limited discovery, including depositions, prior to the arbitration hearing, and such discovery shall be conducted consistent with the Federal Rules of Civil Procedure. The arbitrators may, in their discretion, award the cost of the arbitration, including reasonable attorney fees, to the prevailing party. Any award made may be confirmed in any court having jurisdiction. Any arbitration shall be confidential, and except as required by law, neither party may disclose the content or results of any arbitration hereunder without the prior written consent of the other party, except that disclosure is permitted to a party’s auditors, legal advisors and financial advisors.

The parties acknowledge that:

•	Arbitration is final and binding

•	They are waiving their right to seek remedies in court, including the right to a jury trial

•	Pre-arbitration discovery is more limited than and different from court proceedings

•	The arbitration award is not required to include factual findings or legal reasoning, and a party’s right to appeal or seek modifications of the award are strictly limited.

The parties acknowledge and agree that this Section 15 is applicable to disputes or claims brought by the parties to this Agreement and shall not be applicable to (i) shareholder litigation brought either directly or indirectly by shareholders of a Fund and (ii) claims that may not be subject to arbitration pursuant to federal, state or other laws, regulations or rules promulgated thereunder.

16.       Miscellaneous.

a.          Amendments. This Agreement may be amended by mutual consent of the parties, provided that the terms of any material amendment with respect to any Fund shall be approved by (a) the Board or a vote of the majority of the outstanding voting securities of such Fund as required by the 1940 Act (subject to any applicable rule, regulation, or exemptive order, no-action assurance or other relief), and (b) the vote of a majority of those Trustees of the Trust who are not interested persons of any party to this Agreement at a meeting called for the purpose of voting on such approval, if such approval is required by applicable laws.

b.          Entire Agreement. This Agreement, together with all exhibits, schedules and attachments, and SOWs contain the entire understanding and agreement of the parties with respect to the subject matter hereof.

c.          Headings. The headings in this Agreement are inserted for convenience of reference only and shall not constitute part thereof.

d.          Notices. Any notice required or permitted to be sent under this Agreement shall be given to the following persons at the following addresses and email addresses, or such other persons, addresses or email addresses as the party receiving such notices or communications may subsequently direct in writing:

If to the Investment Adviser or the Trust:

Innovator Capital Management LLC

200 W. Front Street

Wheaton, IL 60167

Attention: Bryon Lake

Email: Bryon.lake@gs.com

If to the Sub-Adviser:

Gradient Investments, LLC

4105 Lexington Avenue North

Suite 320

Arden Hills, MN 55126

Email: [   ]

cc: [    ]

e.          Severability. Should any provision of this Agreement be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.

f.           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to principles of conflicts of laws) and any of the applicable provisions of the 1940 Act. In the case of any conflict, the 1940 Act shall control.

g.          Waiver. Any failure or delay by any party to enforce at any time any of the provisions of this Agreement or to exercise any right or option which is herein provided, or to require at any time the performance of any of the provisions hereof, shall in no way be construed to be a waiver of such provision of this Agreement. No waiver of any right or remedy under this Agreement shall be deemed to be a waiver of any other or subsequent right or remedy under this Agreement.

h.        Assignment. No party may assign, transfer, or delegate any of its rights or obligations relating to this Agreement (including, without limitation, interests or claims relating to this Agreement) without the prior written consent of the other parties.

i.           Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or by rules, regulations or orders of the United States Securities and Exchange Commission under the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested persons,” “assignment” and “affiliated persons,” as used herein shall have their respective meanings as set forth in the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation, or exemptive order, no-action assurance or other relief, such provision shall be deemed to incorporate the effect of such rule, regulation, or exemptive order, no-action assurance or other relief.

j.           Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original but all of which taken together shall constitute one and the same instrument.

k.          Survival of Terms. Sections 3f, 3o, 3q, 5, 9, 10, 11, 13, 14, and 15 shall survive the termination or other expiration of this Agreement; provided, however, that all of the provisions of this Agreement shall survive the termination or other expiration of this Agreement with respect to any obligation accruing or arising before such termination or other expiration.

l.           Limitation of Shareholder, Trustee and Officer Liability. The parties acknowledge and agree that the Trustees and Officers of the Trust and the shareholders of any Fund shall not be liable for any obligations of the Trust or of any Fund under this Agreement, and each party agrees that, in asserting any rights or claims under this Agreement with respect to a Fund, it shall look only to the assets and property of such Fund to which such party’s rights or claims relate in settlement of such rights or claims, and not to the assets and property of any other Fund, the Trustees or Officers of the Trust or the shareholders of the Funds.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their duly authorized officers.

INNOVATOR CAPITAL MANAGEMENT, LLC

By:	/s/ Bryon Lake
Name:	Bryon Lake
Title:	President

INNOVATOR ETFS® TRUST
on behalf of the Funds listed on Schedule A

By:	/s/ James A. McNamara
Name:	James A. McNamara
Title:	President, Principal Executive Officer and Trustee

GRADIENT INVESTMENTS, LLC

By:	/s/ Michael Binger
Name:	Michael Binger
Title:	President

Schedule A

Funds Managed by Sub-Adviser

Innovator Gradient Tactical Rotation Strategy ETF

Schedule B

Fee Schedule

20 basis points or 0.20% of net assets of all funds listed on Schedule A.